U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Persons*

   Muoio                           Salvatore
   S. Muoio & Co. LLC
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   (Last)                           (First)             (Middle)

 509 Madison Avenue, Suite 406

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                                    (Street)

   New York                         New York             10022
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Harbor Global Holdings
     (HRBG)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

     February 2002; June 2002; August 2002 and September 2002

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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                             6.
                                                             4.                            5.                Owner-
                                                             Securities Acquired (A) or    Amount of         ship
                                              3.             Disposed of (D)               Securities        Form:       7.
                                              Transaction    (Instr. 3, 4 and 5)           Beneficially      Direct      Nature of
                                2.            Code           ----------------------------- Owned Following   (D) or      Indirect
1.                             Transaction   (Instr. 8)                   (A)              Reported Trans-   Indirect    Beneficial
Title of Security              Date          ------------     Amount       or    Price     action(s)        (Instr. (I)  Ownership
(Instr. 3)                     (mm/dd/yy)     Code     V                  (D)              3 and 4)          (Instr.4)   Instr.4)
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Common Stock                   2/01/02        B               5,000        A     7.254                       (I)          ++
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Common Stock                   6/12/02        S                 500        D     7.300                       (I)          ++
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Common Stock                   6/12/02        B                 500        A     7.310                       (I)          ++
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Common Stock                   8/29/02        B                 500        A     7.150                       (I)          ++
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Common Stock                   9/20/02        B                 500        A     7.066     706,520*          (I)          ++
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*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                     (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    Following In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   Reported  direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Transac-  (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  tions     (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       (Instr.4) 4)       4)
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Explanation of Responses:

* The Reporting Person disclaims beneficial ownership of these securities except to the extent of her pecuniary interest therein.

++    Principal of General Partner or Investment Manager

           S MUOIO & CO. LLC

           By: /s/ Salvatore Muoio                          /s/ Salvatore Muoio
           ------------------------                        ---------------------
           Name: Salvatore Muoio                            Salvatore Muoio
           Title: Managing Member

                                                          September 25, 2002
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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